Exhibit 7

PRIVILEGED AND CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

among

MINAT ASSOCIATED CO., LTD.,

ChinaEquity Alliance Victory Co., Ltd.,

and

Mecox lane limited

Dated as of December 22, 2015

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Appendix 1 – Form of Cayman Plan of Merger

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AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2015 (this “Agreement”), among MINAT ASSOCIATED CO., LTD., a business company incorporated under the laws of the British Virgin Islands (“Parent”), ChinaEquity Alliance Victory Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and Mecox Lane Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement, the Cayman Plan of Merger (as defined below) and consummation of the Transactions (as defined below), including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Cayman Plan of Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Cayman Plan of Merger and the Transactions;

WHEREAS, the Company Board (as defined below), acting upon the unanimous recommendation of the Special Committee (as defined below), has unanimously (i) determined that it is fair and in the best interests of the Company and its shareholders (other than the Rollover Holders (as defined below)), and declared it advisable, to enter into this Agreement and the Cayman Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Cayman Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the approval and adoption of this Agreement, the Cayman Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company at the Company Shareholders’ Meeting (as defined below);

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of CNshangquan Limited (“CNshangquan”) and ChinaEquity USD Fortune Co., Ltd. (“ChinaEquity”, together with CNshangquan, the “Rollover Holders”) has executed a support agreement with Parent, dated as of the date hereof (collectively, the “Support Agreements”), providing that, among other things, (i) each Rollover Holder will vote all Shares held by it (the “Rollover Shares”) in favor of the authorization and approval of this Agreement, the Cayman Plan of Merger and the Transactions in accordance with the terms set forth therein, and (ii) each Rollover Holder agrees, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the terms of this Agreement, and to subscribe for newly issued shares of Parent; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, ChinaEquity USD Fortune Co., Ltd. (the “Guarantor”) has executed and delivered a limited guarantee dated as of the date hereof in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”);

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

Defined Terms

Section 1.01     Certain Defined Terms. For purposes of this Agreement:

“2014 Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2014, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms no less favorable to the Company than those contained in the Confidentiality Agreement and which contains a customary “standstill” or similar provisions.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” means, in relation to any party, any entity controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties, including any fund or other similar investment vehicle of which the investment manager is an entity controlling, controlled by or under common control with that party or the investment manager of that party where the party is a fund or other similar investment vehicle.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company or any of its Subsidiaries, including, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, Hong Kong or the PRC.

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“Buyer Group Contracts” means collectively, the Second Amended and Restated Consortium Agreement by and among the Rollover Holders and Chinaequity Capital Investments Co., Limited, an affiliate of the Sponsor, dated December 17, 2015, the Support Agreements, the Limited Guarantee and the Equity Commitment Letter, including all amendments thereto or modifications thereof.

“Code” means Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Incentive Plans” means the equity incentive plans of the Company for the benefits of the employees, officers, consultants and directors of the Company, including without limitation, the 2006 Stock Option Plan, the 2008 Stock Option Plan, the 2011 Share Incentive Plan, and the 2012 Share Incentive Plan.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or would prevent or materially delay consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general business, economic, political or financial market conditions; (ii) changes in GAAP or any interpretation or enforcement thereof after the date hereof; (iii) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate; (iv) the public announcement of this Agreement or the consummation of the Transactions, including any initiation of shareholder litigation or other legal proceeding relating to this Agreement or the Transactions; (v)  any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events; (vi) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vii) actions or omissions of the Company or any of its Subsidiaries (a) that are required by this Agreement, (b) taken with the consent of Parent, Merger Sub, or any Consortium Member, or (c) taken at the request of Parent, Merger Sub or any Consortium Member; (viii) any breach of this Agreement by Parent or Merger Sub; (ix) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (x) any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii), (iii) and (v) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its Subsidiaries conduct their businesses.

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“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement.

“Company Shareholder Approval” means the approval and adoption of this Agreement, the Cayman Plan of Merger and the Transactions (including the Merger) at the Company Shareholders’ Meeting by the Required Company Vote.

“Company Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider approval and adoption of this Agreement, the Cayman Plan of Merger and the Transactions, including the Merger.

“Competing Transaction” means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable (collectively, “Key Subsidiaries”); (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any Key Subsidiary; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 20% of any class of equity securities of the Company or any Key Subsidiary; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger or any Transaction; or (f) any combination of the foregoing.

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“Confidentiality Agreement” means, the confidentiality agreement dated October 10, 2015 between ChinaEquity and the Company.

“Consortium Members” means, collectively, the Rollover Holders and the Sponsor.

“Contract” means any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, power of attorney, understanding, plan or other instrument, right or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Dissenting Shares” means the Shares owned by Dissenting Shareholders.

“Dissenting Shareholders” means the holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, pursuant to Section 238 of the Cayman Companies Law.

“Encumbrances” means mortgages, pledges, liens, security interests, licenses, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

“End Date” means the date that is nine (9) months from the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means, collectively, (i) the Rollover Shares, and (ii) the Shares held by Parent, the Company or any of their Subsidiaries, in each case, including such Shares represented by ADSs.

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“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); (g) any and all other proprietary rights, and (h) any documents or other tangible media containing any of the foregoing, and all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation.

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“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the officers identified in the Company’s annual report on Form 20-F for the year ended December 31, 2014 and any subsequent current reports on Form 6-K, as of the date hereof.

“Knowledge of Parent” or “Parent’s Knowledge” or “Known to Parent” means the actual knowledge, after reasonable inquiry, of any director or officer of Parent, Merger Sub or any Consortium Member.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Ordinary Share” means the ordinary share without par value of Parent.

“Parent Termination Fee” means an amount in cash equal to US$2.2 million.

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“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, material men’s or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi)  easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; and (viii)  any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Substances or other substance in the indoor or outdoor environment; (ii) prevent the release or threat of release, or minimize the further release of any Hazardous Substances so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a release; or (iv) bring the applicable party into compliance with any Environmental Law

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees and directors of the Company and each of its Subsidiaries.

“Special Committee” means a committee of the Company Board consisting of two members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

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“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries; provided that, with respect to the Company, for purpose of Article IV of this Agreement (other than Section 4.08 and Section 4.10), the Company’s Subsidiaries shall not include the entities set forth on Section 4.01(b)(i). For the avoidance of doubt, Subsidiaries of the Company include the variable interest entities that are part of the Company Group.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise (including financing, regulatory approvals, shareholder litigations, identity of the Person or group making the offer or proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be (a) more favorable, including from a financial point of view, to the shareholders of the Company (other than the holders of the Excluded Shares) than the Merger, (b) fully financed, and (c) reasonably expected to be consummated; provided, however, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is limited in any material respect. For purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” shall be replaced with “50%”; provided further that no offer or proposal shall be deemed to be a “Superior Proposal” if such offer or proposal treats the Rollover Holders less favorable than the other shareholders of the Company in term of consideration and payment terms.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount in cash equal to US$1.1 million.

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“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“US$” or “$” means the legal currency of the United States of America.

Section 1.02     Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(d)
Applicable Merger Consideration	Section 3.01(e)
Articles of Association	Section 2.05
Bankruptcy and Equity Exception	Section 4.04(a)
Cayman Companies Law	Section 2.01
Cayman Plan of Merger	Section 2.03
Change in the Company Recommendation	Section 7.03(d)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Intellectual Property	Section 4.14(b)
Company Real Property	Section 4.13(d)
Company SEC Reports	Section 4.07(a)
Damages	Section 7.05(b)
Deposit Agreement	Section 3.03(m)
Depositary	Section 3.03(m)
Dispute	Section 10.07(b)
Effective Time	Section 2.03
Environmental Law	Section 4.16
Environmental Permits	Section 4.16
Equity Commitment Letter	Section 5.08
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Financial Advisor	Section 4.21
Financing	Section 5.08
Guarantor	Recitals
Limited Guarantee	Recitals
Indemnified Parties	7.05(a)
HKIAC	Section 10.07(b)
HKIAC Rules	Section 10.07(b)
Leased Real Property	Section 4.13(b)

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Defined Term	Location of Definition

Material Contracts	Section 4.17(a)
Merger	Recitals
Merger Consideration	Section 3.02(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 7.03(d)
Notice Period	Section 7.03(d)
Owned Real Property	Section 4.13(a)
Parent	Preamble
Paying Agent	Section 3.02(a)
Parent Group	Section 10.06
Per Share Merger Consideration	Section 3.01(b)
Per ADS Merger Consideration	Section 3.01(b)
Plans	Section 4.11(a)
Proxy Statement	Section 4.05(b)
Real Property Leases	Section 4.13(b)
Record Date	Section 7.02(b)
Required Company Vote	Section 4.04(c)
Restraint	Section 8.01(b)
Revised Transaction Proposal	Section 7.03(d)
Rollover Holders	Recitals
Rollover Shares	Recitals
Schedule 13E-3	Section 7.01(b)
Shares	Section 3.01(b)
Share Certificates	Section 3.02(c)
Side Letter	Section 3.02(m)
Sponsor	Section 5.08
Support Agreement	Recitals
Surviving Company	Section 2.01
Takeover Statute	Section 4.23
Uncertificated Shares	Section 3.02(c)

Section 1.03      Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made available or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

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Article II

THE MERGER

Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (as amended) (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company. The Company shall be the surviving company in the Merger (the “Surviving Company”), become a wholly owned subsidiary of Parent and Merger Sub shall be struck off the register of companies in the Cayman Islands and thereupon be dissolved, such that the separate corporate existence of Merger Sub shall cease. The Company shall succeed to and assume all the business, undertakings, goodwill benefit, property, assets, rights, privileges, immunities, powers, franchises, debts, mortgages, charges or security interests, contracts, claims, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

Section 2.02     Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Gibson Dunn & Crutcher LLP, Unit 1301, Tower 1, China Central Place, No. 81 Jianguo Road, Chaoyang District, Beijing, 100025, PRC at 10:00 a.m. (Beijing time), on the second Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or, if permissible, waived in accordance with this Agreement (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.03     Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) in substantially the form contained in Appendix 1 hereto and the parties hereto shall file the Cayman Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date (being not more than 90 days after the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands) as may be specified in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

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Section 2.04     Effect of the Merger. At the Effective Time, the Merger shall have the effects specified in this Agreement, the Cayman Plan of Merger and the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the business, undertakings, goodwill benefit, property, assets, rights, privileges, immunities, powers, franchises, debts, mortgages, charges or security interests, contracts, claims, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law.

Section 2.05     Memorandum and Articles of Association. At the Effective Time, the Surviving Company shall adopt the memorandum of association and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that at the Effective Time, (a) Article 1 of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the Company is “Mecox Lane Limited” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “Mecox Lane Limited”, (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized capital of the Surviving Company as approved in the Cayman Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 7.05(a).

Section 2.06     Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

Section 2.07     Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

Article III

conversion of securities; merger consideration

Section 3.01     Conversion of Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other holders of any shares or other securities of the Company:

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(a)      Shares of Merger Sub. Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company. Such conversion shall be effected by means of the cancellation of such ordinary shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall be the only issued and outstanding share capital of the Surviving Company and this will be reflected in the register of members of the Surviving Company.

(b)      Merger Consideration. Each ordinary share, par value US$0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares shall be cancelled and cease to exist in exchange for the right to receive US$0.114 in cash per Share without interest (the “Per Share Merger Consideration”). In exchange for the cancellation of the Shares represented by ADSs (other than ADSs representing the Excluded Shares) pursuant to this Section 3.01(b), the Depositary, as the registered holder of such Shares, shall be entitled to receive the Per Share Merger Consideration for such Shares. Each American Depositary Share, representing thirty-five Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$4.00 without interest (the “Per ADS Merger Consideration”) which shall be distributed by the Depositary to the holders of such ADSs pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below). In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The register of members of the Company will be amended accordingly.

(c)      Cancellation of Shares. At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than the Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and each Dissenting Share shall thereafter represent only the right to receive the applicable payments set forth in Section 3.02(f). At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each of the Excluded Shares and ADSs representing the Excluded Shares issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist and no payment or distribution shall be made with respect thereto and the register of members of the Company will be amended accordingly.

(d)      Dissenting Shares. For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Law shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.02. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the Cayman Companies Law.

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(e)      Certain Adjustments. Notwithstanding any provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Per Share Merger Consideration and Per ADS Merger Consideration (as the case may be, the “Applicable Merger Consideration”) shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares and ADSs the same economic effect as contemplated by this Agreement prior to such action.

Section 3.02     Exchange of Share Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.01(b) and Section 3.01(d) (collectively, the “Merger Consideration”). At or prior to the Effective Time, or in the case of payments pursuant to Section 3.01(d), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in an amount in immediately available funds sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)      Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that Parent shall not direct the Paying Agent to make any such investments that are speculative in nature. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the Merger Consideration shall be returned to the Surviving Company or Parent (as directed by Parent) in accordance with Section 3.02(g). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment for the Merger Consideration, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration.

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(c)      Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days), the Surviving Company and Parent shall cause the Paying Agent to mail to each registered holder of Shares (other than the Excluded Shares and Dissenting Shares) (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying how the delivery of the Exchange Fund to registered holders of the Shares (other than the Excluded Shares and Dissenting Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates, if any, representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(i)) in exchange for the Per Share Merger Consideration. Upon surrender of any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(i)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(i)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to any required tax withholding or deduction as provided in Section 3.02(j) below, and any Share Certificate so surrendered shall forthwith be marked as cancelled. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(d)      Depositary. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs, after deducting any fees, including ADS cancellation fees, charges and expenses due to or incurred by the Depositary as provided in this Section 3.02(d), and any necessary tax withholding or deductions as provided in Section 3.02(j) below. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs.

(e)      Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration paid in respect of the Shares upon the surrender for exchange of Share Certificates or for Uncertificated Shares and the Per ADS Merger Consideration paid in respect of the ADSs, in each case, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares and the ADSs, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates or Uncertificated Shares outstanding immediately prior to the Effective Time and ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and ADSs, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Company, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and except for the Excluded Shares, exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

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(f)      Dissenter’s Rights. No Person who has validly exercised their rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration or Per ADS Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have lost such Person’s rights to dissent from the Merger under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal and any other instruments served pursuant to the Cayman Companies Law that are received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to the exercise of any rights to dissent from the Merger or any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholder of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within 20 days of obtaining the Required Company Vote at the Company Shareholders’ Meeting.

(g)      Untraceable and Dissenting Shareholders. Remittances for the Applicable Merger Consideration shall not be sent to the holders of the Shares and ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as the case may be, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such Person either (a) has been sent to such person and has been returned undelivered or has not been cashed; or (b) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable; or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to holders of Dissenting Shares and shareholders of the Company who are untraceable shall be returned (without duplication of any amounts held by the Paying Agent) to the Surviving Company on demand, and shall be held by the Surviving Company without interest for the benefit of holders of Dissenting Shares and the holders of the Shares and ADSs who are untraceable. Dissenting Shareholders and holders of Shares and ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

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(h)      Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Company upon demand by the Surviving Company. Any holder of Shares (other than the Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Company for payment of the Applicable Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates, if any, (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(i)), without any interest thereon.

(i)      Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Company with respect to such Share Certificate, the Paying Agent will issue a cheque to such Person in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration, but subject to any required tax withholding or deduction as provided in Section 3.02(j) below.

(j)      Withholding Rights. Each of the Surviving Company, Parent, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Company, Parent, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares and ADSs to whom such amounts would otherwise have been paid.

(k)      No Liability. None of the Surviving Company, the Rollover Holders, Parent, the Sponsor, the Paying Agent, the Depositary, or any other Person shall be liable to any former holder of Shares (including Shares represented by ADSs) for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(l)      Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law, and the Per ADS Merger Consideration represents the fair value of ADSs for the purposes of Section 238(8) of the Cayman Companies Law.

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(m)      Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement, dated as of October 26, 2010 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended, the “Deposit Agreement”) in accordance with its terms. The Surviving Company shall pay all applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with the termination of the Deposit Agreement and the ADS program pursuant to the Side Letters.

(n)      No Further Dividends. No dividends or other distributions with respect to share capital of the Surviving Company with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

Section 3.03     Treatment of Company Incentive Plans. At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions necessary to terminate all Company Incentive Plans and any relevant award agreements applicable to the Company Incentive Plans. The Company shall not grant any awards under the Company Incentive Plans and shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Surviving Company to any Person pursuant to or in settlement of any awards granted under the Company Incentive Plans.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except (a) as set forth in the corresponding section of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to such section of this Agreement to which it corresponds in number and any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, without independent inquiry); (b) other than with respect to Section 4.03(a) and Section 4.07(a), as disclosed in the Company SEC Reports filed prior to the date of this Agreement (and then (i) only to the extent reasonably apparent in the Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV and (ii) other than in “risk factors” or any language in such filings that is cautionary, predictive or forward-looking); or (c) any information that would cause one or more of the representations and warranties contained in this Article IV to be untrue or incorrect which information is Known to Parent prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that:

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Section 4.01     Organization and Qualification; Subsidiaries. (a) Each of the Company and each of its Key Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and has the requisite corporate or similar power and authority and all necessary governmental approvals in all material respects, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries (other than its Key Subsidiaries and those set forth in Section 4.01(a) of the Company Disclosure Schedule) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b)          A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding share capital or other equity interests of, or other interest in, each such Subsidiary owned or held by the Company and each of its other Subsidiaries is set forth in Section 4.01(b)(ii) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b)(ii) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or otherwise control any corporation, partnership, joint venture or other business association or entity.

Section 4.02     Memorandum and Articles of Association. The memorandum and articles of association, bylaws or other equivalent organizational documents, as applicable, of each of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association, bylaws or equivalent organizational documents, as applicable, in any material respect.

Section 4.03     Capitalization. (a) The authorized share capital of the Company consists of 10,000,000,000 Shares of a nominal or par value of US$0.0001 each.  As of the date of this Agreement, 455,227,428 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants, restricted stock units, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital of the Company or any of its Subsidiaries. There are no outstanding restricted share units, options or share appreciation rights or any other awards granted under the Company Incentive Plans. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries.

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(b)          The Company has made available to Parent, accurate and complete copies of the Company Incentive Plans.

(c)          As of the date of this Agreement, the Company does not have any outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote. None of the Company or any Subsidiaries thereof are subject to any outstanding obligations requiring the registration of any equity securities thereof under any securities laws for sale of such equity securities.

(d)          All outstanding share capital of, or other equity interest in, each Subsidiary wholly owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable and (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances (except for Encumbrances imposed by applicable Law). All outstanding share capital or other equity interest in each Subsidiary that is not wholly owned by the Company is (x) duly authorized, validly issued, fully paid and non-assessable and (y) directly or indirectly controlled by the Company, and the portion of the outstanding share capital or other equity interest in each such Subsidiary is owned by the relevant Group Company free and clear of all Encumbrances (except for Encumbrances imposed by applicable Law).

Section 4.04     Authority Relative to This Agreement; Vote Required. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Shareholder Approval and the filing of the Cayman Plan of Merger and related documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the ”Bankruptcy and Equity Exception”).

(b)          The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) approved and declared advisable to enter into this Agreement, the Cayman Plan of Merger and the Transaction, including the Merger; (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Holders); (iii) approved the execution, delivery and performance of this Agreement and the Cayman Plan of Merger and the consummation of the Transactions, including the Merger; and (iv) resolved to recommend the approval and adoption of this Agreement, the Cayman Plan of Merger and the Transactions including the Merger, and directed that this Agreement, the Cayman Plan of Merger and the Transactions, including the Merger, be submitted for approval and authorization, by the shareholders of the Company at the Company Shareholders’ Meeting.

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(c)          The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Merger is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting (the “Required Company Vote”).

Section 4.05     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming receipt of the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, deed of trust, contract, agreement or Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective asset or property is bound or affected, except, with respect to clause (ii) to (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Other than filings and/or notices required for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Cayman Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, no material notices, reports or other filings are required to be made by the Company with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions.

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(c)          The Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement or document incorporated by reference) and the Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company, as amended or supplemented from time to time and including any document incorporated by reference therein, shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting or, in the case of the Schedule 13E-3, on the date it (and any amendment or supplement to it) is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to the statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.06     Permits; Compliance.

(a)          (i) The business of each of the Company and its Subsidiaries is, and has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ in all material respects, (iii) each of the Company and its Subsidiaries is in possession of all material Company Permits necessary for the ownership, use, occupancy and operation of its assets and properties and the lawful conduct of its business as it is now being conducted, (iv) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of such Company Permits, (v) all such material Company Permits are valid and in full force and effect, (vi) no suspension or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened and (vii) no such material Company Permit shall cease to be effective as a result of the Transactions.

(b)          None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a “Company Affiliate”) has violated any Anticorruption Law in any material respects.

Section 4.07         SEC Filings; Financial Statements. (a) The Company has filed, or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since October 6, 2010 (the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b)          Since September 18, 2014, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives, has received or otherwise been made aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since September 18, 2014, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(c)          The Company is in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. Since December 31, 2014, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d)          Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(e)          The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to its chief executive officer and chief financial officer or other persons performing similar functions. Neither the Company, nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the management of the Company who has a significant role in the internal controls over financial reporting utilized by the Company.

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Section 4.08     No Undisclosed Liabilities. None of the Company or any Subsidiary of the Company has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for liabilities or obligations (i) set forth, or for which reserves were adequately established, in the 2014 Balance Sheet included in the Company SEC Reports, (ii) incurred after December 31, 2014, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the Transactions, or (iv) that do not exceed RMB5 million. The Company has provided to the Parent and Merger Sub a complete copy of the Depositary Agreement, including all the side letters (the “Side Letters”) entered into with the Depositary.

Section 4.09     Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there has not been (A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge, that has had or is reasonably likely to have a Company Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); (C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (D) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes; (E) any amendment to the memorandum and articles of association (or other similar governing instrument) of the Company or any of its Subsidiaries; (F) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; (G) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or (H) any agreement to do any of the foregoing.

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Section 4.10     Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that (i) the Company or any of its Subsidiaries would be held liable for more than US$200,000, (ii) prevents, materially delays or materially impedes, or if determined adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions, or (iii) if determined adversely against the Company, would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is, in any material respects, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

Section 4.11     Employee Benefit Plans. (a) All material benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide incentive compensation, retention payments, severance or fringe benefits maintained or contributed to by the Company or its Subsidiaries covering current Service Providers (the “Plans”) are listed in Section 4.11(a) of the Company Disclosure Schedule. There are no outstanding restricted shares, options or share appreciation rights or any other awards granted under the Plans. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former Service Provider under any of the Plans; (ii) increase any benefits otherwise payable under any of the Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(b)          There is no outstanding Order against the Plans that would have a Company Material Adverse Effect. Each document prepared in connection with a Plan complies with applicable Law in all material respects. Except as would not have a Company Material Adverse Effect, (i) each Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (ii) no circumstance, fact or event exists that could result in any default under or violation of any Plan, and no Action is pending or threatened with respect to any Plan.

(c)          No Plan is subject to Title IV of ERISA.

(d)          The Company is not obligated, pursuant to any of the Plans or otherwise, to grant any rights to acquire shares, whether in the form of options, unit awards, or otherwise to any Service Provider after the date hereof. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law resulting from the execution and delivery of this Agreement or the consummation of the Transactions by the Company.

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Section 4.12     Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b)          Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of Taxes.

Section 4.13     Real Property; Title to Assets. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries has good and marketable title to each parcel of all of the Owned Real Property material for their operations, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)          The Company has made available to Parent true, correct and complete copies of all leases, subleases and other agreements (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (collectively, the “Real Property Leases”) with respect to all of the real property in which the Company or any of its Subsidiaries holds leasehold or subleasehold estates or other rights to use or occupy and that is material to the business of the Company or any of its Key Subsidiaries as currently conducted (the “Leased Real Property”). Each Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property material for their operations, free and clear of all Encumbrances, except Permitted Encumbrances.

(c)          As of the date of this Agreement, all rent and other sums and charges payable by the Company or its Subsidiaries as tenants under each Real Property Lease material for their operations are current, no termination event (except for termination upon expiry of its current term) or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company’s Knowledge, the landlord, exists under any Real Property Lease and no party to any such Real Property Leases has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(d)          The Owned Real Property and the Leased Real Property (collectively, the “Company Real Property”) comprise all of the real property used or intended to be used in and that is material to, the business of the Company and its Key Subsidiaries as currently conducted as of the date hereof.

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(e)          The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) material for the business of the Company and its Subsidiaries as of the date hereof, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.14     Intellectual Property. (a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property”) that is material to the business of the Company or any of its Key Subsidiaries as currently conducted in the form of (i) issued patents and pending patent applications, (ii) registrations of Trademarks and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations.

(b)          (i) The Company or one of the Company’s Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property (except for such Owned Intellectual Property in the form of applications for registration), free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) the Company and its Subsidiaries have valid and enforceable rights to use all other Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as it is currently conducted, free and clear of all Encumbrances except Permitted Encumbrances (together with the Owned Intellectual Property, the “Company Intellectual Property”).

(c)          (i) Neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business currently conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property; (ii) neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries since September 18, 2014 infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any Person in any material respects; provided that, this representation shall be subject to the Knowledge of the Company with respect to patent rights of any Person; and (iii) to the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating any Owned Intellectual Property in any material respects.

(d)          (i) To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable; (ii) there are no pending or, to the Knowledge of the Company, threatened, Actions by any Person against the Company or any of its Subsidiaries challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property material for the business it currently conducts; (iii) to the Knowledge of the Company, no loss or expiration of any of the Company Intellectual Property that is material to the business of the Company or any of its Subsidiaries as currently conducted is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms.

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(e)          The Company and each Subsidiary of the Company own all right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary of the Company, and all current or former employees, consultants, or contractors who have participated in the creation or development of any such material Intellectual Property, have executed and delivered to the Company or such Subsidiary of the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of confidential information and (ii) providing for the assignment by such Person to the Company or such Subsidiary of the Company of any Intellectual Property developed or arising out of such Person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company. To the Knowledge of the Company, none of such agreements have been breached in any material respects.

(f)          The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect each material item of Intellectual Property that they own as of the date hereof.

(g)          The IT Assets of the Company and its Subsidiaries are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

Section 4.15     Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects.

(b)          All material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since January 1, 2012 other than in the ordinary course of business consistent with past practice. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for (i) Taxes not yet due and payable and (ii) Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)          Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d)          Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or agreed to any outstanding extension of the period, for the assessment or collection of any material Tax and, to the Knowledge of the Company, there has been no written request by a Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for, or, to the Knowledge of the Company, threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

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(e)          Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authority. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have adversely affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

Section 4.16     Environmental Matters. (a) None of the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law in any material respects; (b) none of the properties owned or operated by the Company or any of its Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance in a manner that would reasonably be expected to require material remediation or other material action pursuant to any Environmental Law; (c) none of the Company or any of its Subsidiaries or any of their material assets is subject to any Order with respect to any Remedial Action; (d) each of the Company and its Subsidiaries has all material Environmental Permits required for their establishment and operation; and (e) each of the Company and its Subsidiaries has always been and is in compliance with its Environmental Permits in all material respects. As used herein, (x) the term “Environmental Permits” means all material permits, licenses and other authorizations currently required under any Environmental Law and (y) the term “Environmental Law” means any applicable PRC local, provincial or national Law relating to: (i) the protection of health, safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

Section 4.17     Material Contracts. (a) For the purpose of this Agreement, “Material Contracts” shall mean:

(i)        any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F;

(ii)       any Contract that is relating to the purchase or sale of any Shares or other securities of the Company or any of the Company’s Subsidiaries;

(iii)      any Contract that has an outstanding amount payable or receivable by the Company or any of its Subsidiaries, or relating to Indebtedness, in each case, in excess of US$1 million individually or US$1 million in aggregate in any calendar year and other than intercompany contracts;

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(iv)        any Contract granting a right of first refusal, first offer or first negotiation;

(v)         any Contract that is a joint venture contract, partnership arrangement or any other agreement outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party with a contractual value more than US$2 million as set forth therein;

(vi)        any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(vii)       any Contract that has not yet consummated, for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets (other than assets purchased pursuant to capital expenditures) or share capital or other equity interests of another Person for aggregate consideration in excess of US$2 million;

(viii)      any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than US$500,000 in any one year, other than any such Contract entered into during the ordinary course of business and on arm’s length basis;

(ix)         any Contract that is between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

(x)          any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xi)         the Contracts filed as exhibits to the Company SEC Reports; and

(xii)        any other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries taken as a whole, or the conduct of their respective businesses as currently conducted, or the absence of which would have a Company Material Adverse Effect.

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(b)          (i) Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach or violation of, or default under, in any material respects, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, in any material respects, any Material Contract; and (iii) to the Knowledge of the Company, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.18     Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business currently conducted, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such policies, programs and arrangements are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC. The Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary to conduct its business as now conducted. To the Knowledge of the Company, (X) neither the Company nor any of its Subsidiaries has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies; and (Y) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

Section 4.19     Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest suppliers or vendors to the Company and its Subsidiaries (based on purchases from January 1, 2013 through the date of this Agreement). The Company has not received, as of the date of this Agreement, any notice from any such supplier or vendor that such supplier or vendor intends to materially reduce, terminate, cancel or not renew, its relationship with the Company or its relevant Subsidiary and, to the Company’s Knowledge, no such supplier or vendor intends to materially reduce, terminate, cancel or not renew, its relationship with the Company or its relevant Subsidiary.

Section 4.20     Interested Party Transactions. No director, officer or other Affiliate of the Company or any of its Subsidiaries (other than any such director, officer or other Affiliate who is any Consortium Member or any Affiliate of any Consortium Member) has or, since September 18, 2014, has had, directly or indirectly, (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; or (b) an economic interest in any Person that purchases from, or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services. No director, officer or other Affiliate of the Company or any of its Subsidiaries has, or, since September 18, 2014, has had, directly or indirectly any material contractual or other arrangement with the Company or any of its Subsidiaries other than those entered into in the ordinary course of business and on arms-length basis; provided, however, that ownership of no more than three percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.20. The Company and its Subsidiaries have not, since September 18, 2014, except for such loans extended or renewed in connection with any variable interest entities, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

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Section 4.21     Opinion of Financial Advisor. The Company has received the written opinion of HOULIHAN LOKEY (CHINA) LIMITED (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received in the Merger by holders of Shares and ADS, as applicable (other than holders of the Excluded Shares and the Dissenting Shares), is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub or any of their respective Affiliates or Representatives.

Section 4.22     Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements between the Company and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.23     Takeover Statute. The Company is not a party to any shareholder rights plan or “poison pill” agreement. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 4.24     No Additional Representations. Except for the representations and warranties made by the Company in Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

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Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01     Corporate Organization. Each of Parent and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.02     Certificate of Incorporation and Bylaws. The certificate of incorporation and memorandum and articles of association of each of Parent and the Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or memorandum and articles of association. Parent has heretofore furnished to the Company (i) complete and correct copies of certificate of incorporation and memorandum and articles of association of each of Parent and Merger Sub, each as amended to date, and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.

Section 5.03     Capitalization. (a) As of the date of this Agreement, the authorized share capital of Parent consists of 50,000 Parent Ordinary Shares. As of the date of this Agreement, 50,000 Parent Ordinary Shares are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Support Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.

(b)          The authorized share capital of Merger Sub is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and are owned by Parent. All outstanding share capital of Merger Sub are owned by Parent free and clear of all Encumbrances except where failure to own such share capital free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04     Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Cayman Plan of Merger and the related documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          The Parent Board, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement, the Cayman Plan of Merger and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all corporate actions required to be taken by the Parent Board, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub for the consummation of the Transactions.

Section 5.05     No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) a breach or violation of, assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (iii) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or Merger Sub’s obligations under any such Contract, or (iv) the creation of any Encumbrance on any properties or assets of Parent or Merger Sub, except, in the case of clause (iii) or clause (iv), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b)          Other than (i) the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC); (ii) compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

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Section 5.06     Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order.

Section 5.07     Operations of Parent and Merger Sub. Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions (including the contribution of the Rollover Shares), and each of Parent and Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.08     Available Funds and Financing. Parent has delivered to the Company a true and complete copy of an executed equity commitment letter (the “Equity Commitment Letter”) from 北京信中利投资股份有限公司, a company organized and existing under the laws of the PRC (the “Sponsor”), pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Parent (the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein. The proceeds of the Financing shall be used to finance the consummation of the Transactions, including the Merger. Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any related Expenses required to be paid by Parent and Merger Sub in connection with the consummation of the Merger and the other Transactions. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the Sponsor. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto, under the Equity Commitment Letter. The Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. There are no side letters or other oral or written contracts, agreements, arrangements or understanding related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Between the date hereof and the Effective Time, Parent and Merger Sub will not need to enter into any new agreements and arrangements with unaffiliated third parties with respect to the provision of financing or funds in order to satisfy their obligations in this Agreement. For the avoidance of doubt, it is not a condition to Closing under this Agreement or to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing.

Section 5.09     Guarantee. Parent has delivered to the Company a duly executed Limited Guarantee with respect to matters on the terms specified therein. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

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Section 5.10     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11     Ownership of Company Shares. As of the date hereof, other than the Rollover Shares which will be cancelled at the Effective Time in accordance with the Support Agreement, none of Parent, Merger Sub, the Sponsor, Rollover Holders or any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 5.12     Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the Transactions, including the Financing, the payment of the Per Share Merger Consideration and the Per ADS Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related Expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.

Section 5.13     Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

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Section 5.14     Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts and any documents or agreements solely with respect to the shareholder arrangements of Parent (or any shareholder (or equity holder) of Parent), there are (a) no side letters or other Contracts (whether oral or written) relating to Transactions between two or more of the following persons: Rollover Holders, Parent, Merger Sub, Guarantor or any of their respective Affiliates (other than any side letter or other Contract among any one or more of the foregoing solely relating to Parent or the Surviving Corporation taking effect following the Effective Time) and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company (other than the Rollover Holders) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

Section 5.15     Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting and (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company and its Subsidiaries, for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.16     Vote/Approval Required. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement, the Plan of Merger or the Transactions, including the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub (which has occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of share capital of Merger Sub necessary to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

Section 5.17     Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

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Section 5.18     No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01     Conduct of Business by the Company Pending the Merger. (a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b)          By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, to:

(i)          amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

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(ii)         adopt a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(iii)        alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

(iv)        (A) issue, sell, pledge, terminate or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries;

(v)         (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$1 million, except in the ordinary course of business and in a manner consistent with past practice;

(vi)        declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(vii)       adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital;

(viii)      (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than those with a value or purchase price not in excess of US$1 million in any transaction or a related series of transactions; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except for Indebtedness incurred in the ordinary course of business and in an amount not to exceed US$2 million in the aggregate, including any short-term borrowings to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1 million or capital expenditures which are, in the aggregate, in excess of US$1 million for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend any Contract with respect to any matter set forth in this Section 6.01(b)(viii);

(ix)         create any new Subsidiary;

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(x)          engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xi)         make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xii)        revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

(xiii)       waive the benefits of, or agree to modify in any manner, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries;

(xiv)      commence or settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice and (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$200,000;

(xv)       enter into, amend, modify or consent to the termination of any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xvi)      make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xvii)     (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the material Company Intellectual Property; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements that have been disclosed to Parent; (D) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except under existing arrangements that have been disclosed to Parent; or (E) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any material Company Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

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(xviii)    except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its Subsidiaries with an annual base salary in excess of US$200,000, (B) grant or provide any severance or termination payments or benefits to Service Providers in an amount in excess of US$200,000 in the aggregate, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to by an amount in excess of US$1 million, or make any new equity awards to Service Providers in the aggregate, (D) establish, adopt, amend or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already required in any such Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xix)       terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(xx)        fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xxi)       agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c)          In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) prepare and timely file all Tax Returns required to be filed in all material respects, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns in all material respects, and (iii) promptly notify Parent of any notice of any material suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).

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Section 6.02     Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01     Preparation of Proxy Statement and Schedule 13E-3. (a) As soon as reasonably practicable following the date hereof and in any event no later than fifteen (15) Business Days after the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be filed with the SEC and mailed to the shareholders of the Company pursuant to Section 7.01(c). Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. Neither the Proxy Statement, nor any amendment or supplement thereto, or any other materials used in connection with the Company Shareholders’ Meeting shall be filed or disseminated without providing Parent a reasonable opportunity to review and comment thereon and the Company shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law; provided, however, nothing in this Section 7.01(a) shall limit or preclude the Company Board to effect a Change in the Company Recommendation in accordance with the terms of Section 7.03(d) or Section 7.03(e); provided, further, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

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(b)          Concurrently with the preparation and filing of the Proxy Statement, Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (the “Schedule 13E-3”). Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to promptly provide the other parties and their respective counsels with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC and Company shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Schedule 13E-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(c)          As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail the Proxy Statement and all other proxy materials to the holders of the Shares and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d)          Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation or an Alternative Acquisition Agreement, the Company shall not be required to provide Parent or Merger Sub (i) the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement or any amendment or supplement thereto, (ii) any comments thereon or requests related thereto or any other filing or correspondence with the SEC or any other Governmental Authority, in each case with respect to such disclosure, or (iii) any notification with respect to any of the foregoing.

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Section 7.02     Company Shareholders’ Meeting. (a) Subject to Section 9.01, as promptly as practicable, but in any event, no later than ten (10) calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take all lawful action to call, give notice of, and convene the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval. As soon as reasonably practicable, but no later than the thirtieth calendar day after the date on which the notice of the Company Shareholders’ Meeting is issued, the Company shall hold such Company Shareholders’ Meeting in accordance with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Shareholders’ Meeting for up to thirty (30) calendar days (but in any event no later than five (5) Business Days prior to the End Date), (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) if at the time the Company Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting. Parent may request once that the Company adjourn or postpone the Company Shareholders’ Meeting for up to thirty (30) calendar days (but in any event no later than five (5) Business Days prior to the End Date), (x) if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Company Shareholder Approval or (y) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting, in which event the Company shall, in each case, cause the Company Shareholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.

(b)          The Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law, the memorandum and articles of association of the Company. In the event that the date of the Company Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c)          Subject to Section 7.03, the Company Board shall make the Company Recommendation and shall take all lawful actions to solicit the Company Shareholder Approval. In the event that subsequent to the date hereof, the Company Board authorizes the Company to terminate this Agreement pursuant to Section 9.01(b) or Section 9.01(c), the Company shall not be required to convene the Company Shareholders’ Meeting and submit this Agreement to the holders of the Shares for approval. Upon request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

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Section 7.03     Competing Transaction.

(a)          Except as provided in Section 7.03(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or knowingly take any other action to facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger (other than any Acceptable Confidentiality Agreement), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes (and the Company shall promptly take all actions reasonably necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or Takeover Statute), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or any of their Representatives with respect to a Competing Transaction. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)          The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company attains knowledge thereof), orally and in writing, after the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of any proposal or offer (or any amendment thereto) with respect to a Competing Transaction. Such notice shall indicate the identity of the Person making such proposal or offer and the material terms and conditions of such proposal or offer, accompanied by, if applicable, copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent informed, on a reasonably prompt basis (at least within 48 hours of occurrence of any material changes, developments, discussions or negotiations), of the status and material details of (including discussions with respect to or amendments or proposed amendments to) any such proposal or offer.

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(c)          Notwithstanding anything to the contrary in Section 7.03(a), at any time prior to the receipt of the Company Shareholder Approval, the Company may, subject to compliance with this Section 7.03(c) and acting under the direction of the Special Committee, furnish information to, and enter into discussions or negotiations with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03(a), if, prior to furnishing such information and entering into such discussions, the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) that (A) such proposal or offer constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would violate the Company Board’s fiduciary duties to the Company and its shareholders under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least three (3) Business Days prior to taking any such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

(d)          Except as set forth in this Section 7.03(d) or Section 7.03(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub or the Company Recommendation with respect to the Merger, or (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction (any action described in clauses (A) or (B), a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval, the Company has received an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03, that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company Board (upon recommendation of the Special Committee) may, with respect to such Superior Proposal, make a Change in the Company Recommendation and/or authorize the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board shall not be entitled to exercise its right to make a Change in the Company Recommendation or to authorize the Company to enter into an Alternative Acquisition Agreement pursuant to this Section 7.03(d) unless:

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(1) the Company Board (upon recommendation of the Special Committee) determines in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel), that the failure to do so would violate its fiduciary duties to the Company and its shareholders under applicable Law;

(2) prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal promptly after the Company Board determines it has received a Superior Proposal, stating that the Company Board intends to make a Change in the Company Recommendation and the manner in which it intends to do so, specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b) and including written evidence of the determination of the Company Board that the Company has received a Superior Proposal; and

(3) Parent does not, within five (5) Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Company Board determines in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, to be at least as favorable to the Company’s shareholders (other than the holders of the Excluded Shares) as such Superior Proposal; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from the Company and an additional Notice Period that satisfies this Section 7.03(d)(3).

(e)          Notwithstanding anything in this Section 7.03 to the contrary, prior to obtaining the Company Shareholder Approval, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after having received the advice of its financial advisor and outside legal counsel), other than in response to or in connection with a Competing Transaction, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation; provided, that the Company has provided Parent at least five (5) Business Days’ prior written notice indicating that the Company Board intends to effect a Change in the Company Recommendation. Notwithstanding that the Company Board shall have effected a Change in Company Recommendation pursuant to this Section 7.03(e), upon Parent’s written request, the Company shall convene Company Shareholders’ Meeting promptly and submit this Agreement to the holders of the Shares to obtain the Company Shareholder Approval at a duly convened Company Shareholders’ Meeting, in each case in accordance with the terms and conditions hereof.

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(f)          Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to a Competing Transaction; provided, however, that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company’s receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change in the Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

Section 7.04     Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided, that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms and the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request, provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would (A) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, (B) violate any Contract entered into prior to the date of this Agreement, Law or Order, or (C) give a third party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement; provided, in each case of (A), (B) and (C), that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation or third party right; and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries.

(b)          All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives, except for any such Representative who is not one of Parent’s or its Affiliates’ directors, members, partners, officers or employees and who has agreed to be bound by the confidentiality and use terms of the Confidentiality Agreement (and any other terms which are applicable to such Representative).

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(c)          No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05     Directors’ and Officers’ Indemnification and Insurance. (a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of the indemnified parties thereunder. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”), a true and complete copy of such agreements entered into prior to the date of this Agreement has been provided by the Company to Parent prior to the date hereof. The Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)          From and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (X) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

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(c)          The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may at its option purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.05(c) shall terminate.

(d)          If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e)          The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f)          The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

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Section 7.06     Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares of the Company to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.07     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, a Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

Section 7.08     Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of any fact or circumstance, or the occurrence, or non-occurrence, of any event which could reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate in any material respect or to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not (A) be deemed to cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof, or non-compliance with, any other provision of this Agreement, or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to this Section 7.08 which does not adversely prejudice the rights of the parties to whom such notice should be delivered shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

(b)          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to each of their respective Knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

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Section 7.09     Reasonable Best Efforts; Further Action. (a) Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

(b)          Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.10     Expenses. In the event that the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

Section 7.11     Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

Section 7.12     Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.13     Participation in Litigations. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company and Parent shall give each other reasonable opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement or the Transactions, and no such litigation shall be settled without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 7.14     Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.15     Financing. Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to (i) obtain the Financing on the terms and conditions described in the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent, and/or Merger Sub that are within its control, (iv) seek to enforce its rights under the Equity Commitment Letter, and (v) consummate the Financing at or prior to the Effective Time.

Section 7.16     No Amendment to Buyer Group Contracts. Parent and Merger Sub shall not, and shall cause its respective Affiliates not to (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract, or (b) enter into or modify any other Contract directly relating to the Transactions (excluding any Contract solely relating to Parent or the Surviving Corporation taking effect following the Effective Time), in each case, without the prior written consent of the Special Committee (acting on behalf of the Company), if such amendment, modification, withdrawal, waiver or termination of any Buyer Group Contract or such other Contract including any modification thereto (each, an “Amendment to Buyer Group Contract”) would be reasonably expected to prevent, materially delay, materially impede or impair the consummation of the Merger, provided that Parent and Merger Sub shall, prior to its and/or its Affiliate’s entering into such Amendment to Buyer Group Contract, notify the Special Committee (acting on behalf of the Company) in writing, which notice shall be accompanied by a true and complete copy of such Amendment to Buyer Group Contract.

Section 7.17     Actions Taken at Direction of Parent or the Rollover Holders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV and Article VI hereof, if the alleged breach is the proximate result of action or inaction by the Company at the direction of Parent or the Rollover Holders.

Article VIII

CONDITIONS TO THE MERGER

Section 8.01     Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a)      Shareholder Approval. The Company Shareholder Approval shall have been obtained.

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(b)      No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

Section 8.02     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03(a), Section 4.03(c), Section 4.03(d)(solely in respect of Key Subsidiaries), Section 4.04 and Section 4.22 of this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects (except for de minimus inaccuracies) and (ii) each of the other representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date).

(b)      Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)      No Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d)      Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

Section 8.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)      Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger.

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(b)      Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)      Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04     Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the non-satisfaction of any condition set forth in Article VIII to be satisfied if such non-satisfaction was caused by such party’s failure to comply with this Agreement and consummate the Transactions.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01     Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a)          by mutual written consent of Parent and the Company (upon the approval of the Special Committee); or

(b)          by either Parent or the Company if:

(i)          the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date; or

(ii)         any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, if the issuance of such final, non-appealable Restraint; or

(iii)        the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or any adjournment thereof; or

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(c)          by the Company:

(i)          upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied prior to the End Date and such breach would not be curable, or if capable of being cured, has not been cured within the earlier of (x) thirty (30) calendar days of the receipt by Parent of written notice thereof from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied; or

(ii)         if (x) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), and (y) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 2.02; provided, that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period; or

(iii)        at any time prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d), provided that within five (5) Business Days after such termination, the Company pays the Termination Fee payable pursuant to Section 9.03(a); or

(iv)        the Company Board (or the Special Committee) shall have made a Change in the Company Recommendation with respect to a Superior Proposal in accordance with Section 7.03(d), provided that within five (5) Business Days after such termination, the Company pays the Termination Fee payable pursuant to Section 9.03(a);

(d)          by Parent:

(i)          upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, has not been cured within the earlier of (x) thirty (30) calendar days following receipt of written notice by the Company from Parent of such breach and (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied; or

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(ii)         if the Company Board or any committee thereof shall have effected a Change in the Company Recommendation; or

(iii)        if the Company Board shall have (v) failed to include the Company Recommendation in the Proxy Statement; (w) failed to publicly reaffirm the Company Recommendation within three Business Days after Parent so requests in writing; (x) recommended to the shareholders of the Company a Competing Transaction; or (y) failed to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction; or (z) entered into any letter of intent, memorandum of understanding or other document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)); or

(iv)        if the Company shall have failed to hold the Company Shareholders’ Meeting in accordance with Section 7.02, and failed to remedy such breach within thirty (30) calendar days following receipt of the written request by Parent; or

(v)         if the Company shall have failed to comply with the no-shop undertakings set forth under Section 7.03(a) in any material respect, and failed to remedy such breach within thirty (30) calendar days following receipt of the written request by Parent.

Section 9.02     Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the terms of Section 7.04(b), and Section 9.03 shall survive any termination of this Agreement.

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Section 9.03     Termination Fees and Expenses. (a) The Company agrees that

(i)           in the event this Agreement is terminated by Parent pursuant to Section 9.01(d), or by the Company pursuant to Section 9.01(c)(iii) or Section 9.01(c)(iv), the Company shall pay the Termination Fee to Parent or its designee, but in any event within five (5) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion); or

(ii)         in the event that (x) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) and (y) within twelve (12) months after such termination, the Company consummates a Competing Transaction or enters into a definitive agreement for a Competing Transaction (provided that for purposes of this Section 9.03(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”), the Company shall pay the Termination Fee to Parent or its designee by wire transfer of same day funds to one or more accounts designated by Parent or its designee within five (5) Business Days following the consummation of such Competing Transaction or the entry by the Company into such definitive agreement for such Competing Transaction; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)          Parent agrees that in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall promptly, but in no event later than five(5) Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c)          Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(d)          The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the Parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee or Parent Termination Fee when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

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Section 9.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or, in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made if such amendment is required under applicable Law or in accordance with the rules of NASDAQ to be further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

GENERAL PROVISIONS

Section 10.01     Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.05, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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if to Parent or Merger Sub:

3rd Floor, Building C, Shou Kai Xing Fu Square,

Xin Dong Road, Chaoyang District

Beijing 100000

Telephone: 010-85550508

Fax: 010-85550509

with a copy to (which alone shall not constitute notice):

Fang Xue

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

if to the Company:

Ingrid Wang

Mecox Lane Limited

3F, Qilai Building, 889 Yi Shan Road, Shanghai

Tel: +86 21 31081111-8330

Fax: +86 21 31081111-8999

with a copy to:

Peter Huang

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, P.R.C.

Tel: +86 10 6535 5599

Fax: +86 10 6535 5577

Section 10.03     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 10.04     Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto and the Company Disclosure Schedule), the Limited Guarantee, the Equity Commitment Letter, the Support Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.05     Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06     Limitations on Liabilities; Remedies. (a) Notwithstanding anything to the contrary in this Agreement, in the event that Parent or Merger Sub fails to effect the Closing when required by Section 2.02 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, subject to Section 10.06(c), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.03(b) and the guarantee of such obligations pursuant to the Limited Guarantee, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its Subsidiaries and all members of the Company Group (as defined below) against (A) Parent or Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent or Merger Sub, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses A – D, collectively, the ”Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Parent Termination Fee pursuant to Section 9.03(b) and the amount payable pursuant to Section 9.03(d) and in no event shall any of the Company, its Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates or Representatives (collectively, the ”Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions, other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.03(b) and Section 9.03(d).

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(b)          Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, subject to Section 10.06(c), Parent’s right to terminate this Agreement and receive the Termination Fee pursuant to Section 9.03(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, if Parent seeks monetary damages against the Company Group, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Termination Fee pursuant to Section 9.03(a) and the amount payable pursuant to Section 9.03(d) and in no event shall any of the members of the Parent Group seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.03(a) and Section 9.03(d).

(c)          Notwithstanding anything to the contrary in this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Until such time as the Company pays the Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party pursuant to this Section 10.06(c) shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 9.03(a) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 9.03(b). Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the Company be entitled to monetary damages in connection with this Agreement in excess of the aggregate amount of (x) Parent Termination Fee, and (y) any amount payable by Parent pursuant to Section 9.03(d), and (B) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (A) the Termination Fee and (B) any amount payable by the Company pursuant to Section 9.03(d).

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Section 10.07     Governing Law; Dispute Resolution. (a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of the Merger Sub and the Company, the Merger and the exercise of dissenter’s right with respect to the Merger, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

(b)          Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, who shall be qualified to practice law in the State of New York, the United States of America. Each party to the Dispute shall select one arbitrator, and the HKIAC Council shall select the third arbitrator, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.08     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MINAT ASSOCIATED CO., LTD.

By	/s/ Dan Chen
Name: Dan Chen
Title: Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINAEQUITY ALLIANCE VICTORY CO., LTD.

By	/s/ Wang Xu
Name: Wang Xu
Title: Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Mecox lane limited

By	/s/ Xiaohua Li
Name: Xiaohua Li
Title: Director

[Signature Page to Merger Agreement]

Appendix 1

Plan of Merger

[Signature Page to Merger Agreement]